EXHIBIT 99.1

T-Mobile Delivers Record Results in Q2 2017,
Un-carrier Performing at Peak Levels Across the Board

Record Service Revenues, Strong Net Income, Record Adjusted EBITDA
1.3 Million Customer Net Additions, and Record-Low Churn of 1.10%

Customer Growth Expected to Lead the Industry:
•1.3 million total net additions - 17 straight quarters of adding more than 1 million
•817,000 total branded postpaid net additions - expect to lead industry for the 6th consecutive quarter
•786,000 branded postpaid phone net additions - expect to capture over 100% of industry growth

•	Record-low branded postpaid phone churn of 1.10% - down 17 bps YoY and 8 bps QoQ

Financial Growth also Expected to Top the Competition (all percentages year-over-year):

•	$7.4 billion service revenues, up 8% - record-high, expect to lead industry in growth for 13th quarter in a row

•	$10.2 billion total revenues, up 10% - expect to lead the industry in growth for 16th time in last 17 quarters

•	Strong net income of $581 million, up 158%. Diluted earnings per share ("EPS") of $0.67, up 168%

•	Record Adjusted EBITDA of $3.0 billion, up 19%(1)

•	Net cash provided by operating activities of $1.8 billion. Free cash flow of $482 million(1)

Strong Network and Distribution Expansion:

•	315 million Americans covered by T-Mobile's network today and targeting 321 million by the end of 2017

•	14 quarters in a row with the fastest download and upload speeds - widening the gap versus the competition

•	700 MHz deployment essentially complete, live in 575 market areas covering 271 million people

•	600 MHz deployment underway, more than 1.2 million sq mi to be cleared in 2017, first sites lighting up in August

•	3,000 total new stores planned for 2017, with 1,000 T-Mobile and 1,100 MetroPCS stores opened year-to-date

Continued strong outlook for 2017:

•	Increasing guidance range for branded postpaid net customer additions to 3.0 - 3.6 million from 2.8 - 3.5 million

•	Net income is not available on a forward looking basis(2)

•	Increasing Adjusted EBITDA target to $10.5 - $10.9 billion from $10.4 - $10.8 billion, which includes leasing revenues of $0.85 - $0.95 billion(1), an increase from $0.8 - $0.9 billion

•	Maintaining guidance of $4.8 - $5.1 billion of cash purchases of property and equipment, excluding capitalized interest; expect to be at the high end of our guidance range

•	Three-year compound annual growth rates (CAGRs) for net cash provided by operating activities and free cash flow from FY 2016 to FY 2019 remain unchanged at 15% - 18% and 45% - 48%, respectively(1)
________________________________________________________________

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable GAAP financial items are provided in the financial tables on pages 7 - 10.

(2)
T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

BELLEVUE, Wash. - July 19, 2017 - T-Mobile US, Inc. (NASDAQ: TMUS) posted yet another quarter that showed it continues to perform at peak levels and the Un-carrier is again setting the standard in the wireless industry. This was the first full quarter where the competition went big on unlimited offers, yet T-Mobile still expects to capture all of the industry postpaid phone growth. Our network remains America's fastest and our distribution expansion will enable T-Mobile to bring real competition to every corner of the U.S.

Q2 2017 was a record-breaking quarter in a number of areas for T-Mobile. We delivered record service revenue, strong net income, record Adjusted EBITDA and record-low postpaid phone churn. We also added 1.3 million total customers, marking 17 straight quarters of adding more than 1 million every quarter. We expect to capture all of the industry's postpaid phone growth with 786,000 branded postpaid phone customers in the quarter. Customers are also staying longer, reflected in our record-low branded postpaid phone churn of 1.10% in Q2 2017. As result of these strong customer metrics, we grew service revenues to record levels, up 8% year-over-year in Q2 2017, in a quarter where all of our peers are expected to show declines. This level of consistent outperformance continues to put T-Mobile ahead of the competition, and our outlook for 2017 shows that the Un-carrier expects to continue to deliver strong results in the remainder of 2017.

"We just delivered a quarter with record service revenue, record-low churn, strong net income and record Adjusted EBITDA - all while leading the industry in postpaid phone growth," said John Legere, President and CEO of T-Mobile. "On top of that, our network just keeps getting better and faster while the Duopoly's networks seem to be choking after we forced them to go unlimited. Make no mistake about it, the Un-carrier will not stop forcing change in this industry and our Q2 results are more proof that consumers are responding!"

Customer Growth Expected to Lead the Industry
The Un-carrier formula is simple - we listen to customers, solve their pain points and give them unmatched value. Focusing on these simple priorities has completely disrupted the wireless industry and forced the competition to respond to our moves. Despite our competitors attempts to copy our moves, more customers continue to choose us over the competition and we're just getting started!

	Quarter			Six Months Ended June 30,
(in thousands, except churn)	Q2 2017	Q1 2017	Q2 2016	2017	2016
Total net customer additions	1,333	1,142	1,881	2,475	4,102
Branded postpaid net customer additions	817	914	890	1,731	1,931
Branded postpaid phone net customer additions	786	798	646	1,584	1,523
Branded prepaid net customer additions	94	386	476	480	1,283
Total customers, end of period (1)	69,562	72,597	67,384	69,562	67,384
Branded postpaid phone churn	1.10%	1.18%	1.27%	1.14%	1.30%

(1)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 4.4 million reported wholesale customers as of the beginning of Q2 2017.

•
Total net customer additions were 1.3 million in Q2 2017, bringing our total customer count to 69.6 million. Q2 2017 marks 17 straight quarters in which T-Mobile generated more than 1 million total net customer additions.

•	Branded postpaid net customer additions were 817,000 in Q2 2017, which is expected to lead the industry for the sixth consecutive quarter.

•
Branded postpaid phone net customer additions were 786,000 in Q2 2017, driven by strong customer response to Un-carrier initiatives, including a best ever share of branded postpaid phone net additions from our business channel, @Work and a successful launch of our DIGITS product. Q2 2017 is expected to mark the 14th consecutive quarter that T-Mobile has led the industry in this category. Branded postpaid phone churn was a record low of 1.10% in Q2 2017, down 8 basis points from Q1 2017 and down 17 basis points from Q2 2016.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Branded prepaid net customer additions were 94,000 in Q2 2017, down due to lower gross additions from increased competitive activity in the marketplace. MetroPCS continues to perform strongly, but we chose not to respond to irrational offers from some of our competitors during the second quarter. Branded prepaid churn was 3.91% in Q2 2017, down 10 basis points from Q1 2017 and flat compared to Q2 2016.

•
Wholesale net customer additions were 422,000 in Q2 2017. We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 4.4 million reported wholesale customers as of the beginning of Q2 2017.

Financial Growth also Expected to Top the Competition
In Q2 2017, T-Mobile continued to focus on translating customer growth into financial results. We once again expect to lead the industry in year-over-year growth in service revenues, total revenues, net income and Adjusted EBITDA. Our record service revenues, strong net income and record Adjusted EBITDA reflects our ability to balance growth and profitability.

	Quarter			Six Months Ended June 30,		Q2 2017 vs. Q1 2017	Q2 2017 vs. Q2 2016	2017 vs. 2016
(in millions, except Diluted EPS)	Q2 2017	Q1 2017	Q2 2016	2017	2016
Total service revenues	$7,445	$7,329	$6,888	$14,774	$13,466	2%	8%	10%
Total revenues (1)	10,213	9,613	9,287	19,826	17,951	6%	10%	10%
Net income	581	698	225	1,279	704	(17)%	158%	82%
Diluted EPS	0.67	0.80	0.25	1.47	0.81	(16)%	168%	81%
Adjusted EBITDA (1)	3,012	2,668	2,529	5,680	5,343	13%	19%	6%
Cash purchases of property and equipment, including capitalized interest	1,347	1,528	1,349	2,875	2,684	(12)%	—%	7%
Net cash provided by operating activities	1,829	1,713	1,768	3,542	2,793	7%	3%	27%
Free Cash Flow	482	185	419	667	109	161%	15%	512%

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. The effects of this change in accounting principle are provided in the financial tables.

•
Service revenues increased 8% in Q2 2017 to a quarterly record-high of $7.4 billion. This is expected to mark the 13th quarter in a row that T-Mobile has led the industry in year-over-year service revenue percentage growth. Total revenues increased 10% in Q2 2017 to $10.2 billion. This is expected to mark the 16th time in the last 17 quarters that T-Mobile has led the industry in total revenue percentage growth.

•
Branded postpaid phone Average Revenue per User (ARPU) was $47.01 in Q2 2017, essentially flat from Q2 2016 as the adoption of T-Mobile ONE including taxes and fees and dilution from promotional activities, including the successful launch of DIGITS, were offset by benefits from Data Stash and the MVNO Transaction. T-Mobile continues to expect that branded postpaid phone ARPU in full-year 2017 will be generally stable compared to full-year 2016, with some quarterly variations driven by the actual migrations to T-Mobile ONE rate plans, inclusive of Un-carrier Next.

•
Branded prepaid ARPU was a record-high $38.65 in Q2 2017, up 2.1% from Q2 2016 primarily due to the continued growth of MetroPCS customers and a deliberate decision not to respond to irrational offers in the marketplace from some of our competitors.

•	Net income increased 158% year-over-year in Q2 2017 to a strong $581 million. Net income as a percentage of service revenue was 8% in Q2 2017, up from 3% in Q2 2016.

•	Diluted earnings per share (EPS) increased 168% year-over-year in Q2 2017 to $0.67.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Adjusted EBITDA increased 19% year-over-year in Q2 2017 to a record-high of $3.0 billion. The increase was primarily due to higher service and equipment revenues and improved cost performance, particularly in cost of equipment and SG&A expense. Adjusted EBITDA margin as a percentage of service revenue was 40% in Q2 2017, up from 37% in Q2 2016.

•	Cash purchases of property and equipment was flat year-over-year in Q2 2017 at $1.3 billion and included capitalized interest of $34 million in Q2 2017 and $18 million in Q2 2016.

•	Net cash provided by operating activities increased 3.5% year-over-year in Q2 2017 to $1.8 billion. Free cash flow increased 15% in Q2 2017 to $482 million.

Strong Network and Distribution Expansion
Our network and distribution expansion is allowing us to bring America's Best Unlimited Network to every coverable inch of the country and provide rural America with real wireless choices for the first time. Our network remains the fastest in America and has been for the last fourteen quarters in a row. Our network continues to get faster while the Duopoly's networks get slower in the wake of their unlimited launches.

During the second quarter, we have continued to make investments to expand and improve our network including:

•
600 MHz deployment activities are well underway with the first sites expected to light up in August. At least 10 MHz covering more than 1.2M square miles of 600 MHz spectrum will be cleared and ready to deploy in 2017, with several compatible devices ready for the 2017 holiday season. We will use a portion of our 600 MHz spectrum holdings to deploy America’s first nationwide 5G network in the 2019 / 2020 time frame.

•	700 MHz deployment essentially complete and now live in 575 markets.

•	Expanding our 4G LTE coverage breadth to 315 million people and are targeting 321 million people by the end of 2017.

•
Expanding and improving our network will enable us to grow our distribution footprint by 30 to 40 million POPs by year-end 2017. We plan to open 3,000 stores in 2017, including 1,500 T-Mobile stores and 1,500 MetroPCS stores. To date, we have opened more than 1,000 T-Mobile stores, in line with our original target for July and compared to almost 400 in the whole of 2016, and opened 1,100 MetroPCS stores. In total, the company expects to have 17,000 branded locations across the country by the end of 2017.

Continued strong outlook for 2017
T-Mobile’s 2017 guidance shows that we plan to continue with strong growth in customers, Adjusted EBITDA, net cash provided by operating activities and Free Cash Flow.

Branded postpaid net customer additions guidance for full-year 2017 is increasing to 3.0 - 3.6 million from 2.8 - 3.5 million. Net income is not available on a forward looking basis. We are increasing our Adjusted EBITDA target to between $10.5 - $10.9 billion, up from the prior guidance range of $10.4 - $10.8 billion. Our Adjusted EBITDA target includes expected leasing revenues of $0.85 - $0.95 billion, increased from the prior guidance range of $0.8 - $0.9 billion.

Cash purchases of property and equipment, excluding capitalized interest, guidance is unchanged at $4.8 - $5.1 billion, but we expect to be at the high end of the guidance range. Three-year CAGRs guidance for net cash provided by operating activities and Free Cash Flow from full-year 2016 to full-year 2019 also remain unchanged at 15% - 18% and 45% - 48%, respectively.
________________________________________________________________

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Financial Results
For more details on T-Mobile’s Q2 2017 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

Check out the video blog from John Legere, covering our quarterly results here https://newsroom.t-mobile.com/q2-2017

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We also intend to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 69.6 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q2 2017 Earnings Call, Livestream and Webcast Access Information
Access via Phone (audio only):

Date:	July 19, 2017
Time:	4:30 p.m. (EDT)
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	5188137

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
The @TMobileIR Twitter account will live-tweet the earnings call.

Submit Questions via Text, Twitter, or Facebook:

Text:	Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:	Send a tweet to @TMobileIR or @JohnLegere using $TMUS
Facebook:	Post a comment to John Legere’s Facebook Earnings post

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Access via Webcast:
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 5188137.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinions, projections, guidance, strategy, store openings, deployment of spectrum and expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: adverse economic or political conditions in the U.S. and international markets; competition in the wireless services market, including new competitors entering the industry as technologies converge; the effects any future merger or acquisition involving us, as well as the effects of mergers or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our wireless operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third party vendors’ networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; and changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; and other risks described in our filings with the SEC, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Effect of Change in Accounting Principle
(Unaudited)

Effective January 1, 2017, we began presenting the amortization of the imputed discount on our Equipment Installment Plan (“EIP”) receivables as Other revenue on our Condensed Consolidated Statements of Comprehensive Income. Prior to the change, the imputed interest was presented as Interest income. We made this change to provide a better representation of amounts earned from our major ongoing operations, align with industry practice and enhance comparability. We have applied this change in accounting principle retrospectively and presented the effect of the change in the table below. For additional information, see Note 1 - Basis of Presentation of the Notes to the Consolidated Financial Statements included in Part I, Item 1 of our Form 10-Q to be filed on or about July 20, 2017.

	Quarter						Six Months Ended June 30,
(in millions, except for margin %'s and Net Debt Ratios)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	2016	2017
EIP imputed discount	$65	$65	$59	$59	$62	$68	$130	$130

Other revenue - as adjusted	$235	$211	$224	$249	$241	$262	$446	$503
Other revenues - unadjusted	170	146	165	190	179	194	316	373

Total revenues - as adjusted	$8,664	$9,287	$9,305	$10,234	$9,613	$10,213	$17,951	$19,826
Total revenues - unadjusted	8,599	9,222	9,246	10,175	9,551	10,145	17,821	19,696

Operating income - as adjusted	$1,168	$833	$1,048	$1,001	$1,037	$1,416	$2,001	$2,453
Operating income - unadjusted	1,103	768	989	942	975	1,348	1,871	2,323

Interest income - as adjusted	$3	$3	$3	$4	$7	$6	$6	$13
Interest income - unadjusted	68	68	62	63	69	74	136	143

Total other expense, net - as adjusted	$(417)	$(461)	$(450)	$(395)	$(430)	$(482)	$(878)	$(912)
Total other expense, net - unadjusted	(352)	(396)	(391)	(336)	(368)	(414)	(748)	(782)

Net income - as adjusted	$479	$225	$366	$390	$698	$581	$704	$1,279
Net income - unadjusted	479	225	366	390	698	581	704	1,279

Adjusted EBITDA - as adjusted	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$5,343	$5,680
Adjusted EBITDA - unadjusted	2,749	2,464	2,630	2,548	2,606	2,944	5,213	5,550

Net income margin - as adjusted	7%	3%	5%	5%	10%	8%	5%	9%
Net income margin - unadjusted	7%	3%	5%	5%	10%	8%	5%	9%

Adjusted EBITDA margin - as adjusted	43%	37%	38%	36%	36%	40%	40%	38%
Adjusted EBITDA margin - unadjusted	42%	36%	37%	35%	36%	40%	39%	38%

Last twelve months Net income - as adjusted	$1,275	$1,139	$1,367	$1,460	$1,679	$2,035	N/A	N/A
Last twelve months Net income - unadjusted	1,275	1,139	1,367	1,460	1,679	2,035	N/A	N/A

Last twelve months Adjusted EBITDA - as adjusted (1)	$9,124	$9,723	$10,396	$10,639	$10,493	$10,976	N/A	N/A
Last twelve months Adjusted EBITDA - unadjusted (1)	8,754	9,401	10,123	10,391	10,248	10,728	N/A	N/A

Net Debt (excluding Tower Obligations) to Last Twelve Months Net income - as adjusted	15.6	19.2	16.4	15.3	13.5	13.9	N/A	N/A
Net Debt (excluding Tower Obligations) to Last Twelve Months Net income - unadjusted	15.6	19.2	16.4	15.3	13.5	13.9	N/A	N/A

Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - as adjusted	2.2	2.3	2.2	2.1	2.2	2.6	N/A	N/A
Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - unadjusted	2.3	2.3	2.2	2.1	2.2	2.6	N/A	N/A
(1) For purposes of Last twelve months Adjusted EBITDA, prior quarterly adjustments were as follows:

	Quarter
(in millions)	Q2 2015	Q3 2015	Q4 2015
EIP imputed discount	$113	$108	$84

Net income - as adjusted	$361	$138	$297
Net income - unadjusted	361	138	297

Adjusted EBITDA - as adjusted	$1,930	$2,016	$2,364
Adjusted EBITDA - unadjusted	1,817	1,908	2,280

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable. We made an accounting change in 2017 to include imputed interest associated with EIP receivables in Other revenues which will be included in Adjusted EBITDA.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter									Six Months Ended June 30,
(in millions)	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	2016	2017
Net income	$361	$138	$297	$479	$225	$366	$390	$698	$581	$704	$1,279
Adjustments:
Interest expense	257	262	305	339	368	376	335	339	265	707	604
Interest expense to affiliates	92	121	134	79	93	76	64	100	131	172	231
Interest income (1)	(1)	(1)	(1)	(3)	(3)	(3)	(4)	(7)	(6)	(6)	(13)
Other expense (income), net	(1)	1	3	2	3	1	—	(2)	92	5	90
Income tax expense (benefit)	2	100	184	272	147	232	216	(91)	353	419	262
Operating income(1)	710	621	922	1,168	833	1,048	1,001	1,037	1,416	2,001	2,453
Depreciation and amortization	1,075	1,157	1,369	1,552	1,575	1,568	1,548	1,564	1,519	3,127	3,083
Cost of MetroPCS business combination (2)	34	193	21	36	59	15	(6)	—	—	95	—
Stock-based compensation (3)	71	43	52	53	61	57	64	67	72	114	139
Other, net (3)	40	2	—	5	1	1	—	—	5	6	5
Adjusted EBITDA(1)	$1,930	$2,016	$2,364	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$5,343	$5,680

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

(2)	Beginning Q1 2017, we will no longer separately present Cost of MetroPCS business combination as it is insignificant.

(3)
Stock-based compensation includes payroll tax impacts and may not agree to stock based compensation expense in the condensed consolidated financial statements. Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile's ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile's ongoing operating performance and certain other nonrecurring expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower Obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	Mar 31, 2017	Jun 30, 2017
Short-term debt	$365	$258	$325	$354	$7,542	$522
Short-term debt to affiliates	—	—	—	—	—	680
Long-term debt	20,505	21,574	21,825	21,832	13,105	13,206
Long-term debt to affiliates	5,600	5,600	5,600	5,600	9,600	14,086
Less: Cash and cash equivalents	(3,647)	(5,538)	(5,352)	(5,500)	(7,501)	(181)
Less: Short-term investments	(2,925)	—	—	—	—	—
Net Debt (excluding Tower Obligations)	$19,898	$21,894	$22,398	$22,286	$22,746	$28,313
Divided by: Last twelve months Net income	$1,275	$1,139	$1,367	$1,460	$1,679	$2,035
Net Debt (excluding Tower Obligations) to last twelve months Net income	15.6	19.2	16.4	15.3	13.5	13.9
Divided by: Last twelve months Adjusted EBITDA (1)	$9,124	$9,723	$10,396	$10,639	$10,493	$10,976
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio (1)	2.2	2.3	2.2	2.1	2.2	2.6

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Change in Accounting Principle table for further detail.

Net debt - Short-term debt, short-term debt to affiliates, long-term debt (excluding tower obligations), and long-term debt to affiliates, less cash and cash equivalents and short-term investments.

Free cash flow is calculated as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	2016	2017
Net cash provided by operating activities	$1,025	$1,768	$1,740	$1,602	$1,713	$1,829	$2,793	$3,542
Cash purchases of property and equipment	(1,335)	(1,349)	(1,159)	(859)	(1,528)	(1,347)	(2,684)	(2,875)
Free Cash Flow	$(310)	$419	$581	$743	$185	$482	$109	$667
Net cash used in investing activities	$(1,860)	$(667)	$(1,859)	$(1,294)	$(1,550)	$(7,133)	$(2,527)	$(8,683)
Net cash provided by (used in) financing activities	$(100)	$790	$(67)	$(160)	$1,838	$(2,016)	$690	$(178)
Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

Free cash flow three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$6,135	$9,400	$10,000	15%	18%
Cash purchases of property and equipment	(4,702)	(5,000)	(5,400)	2%	5%
Free Cash Flow	$1,433	$4,400	$4,600	45%	48%

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Operating Measures to Branded Postpaid Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

	Quarter						Six Months Ended June 30,
(in millions, except average number of customers, ARPU and ABPU)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	2016	2017
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725	$4,820	$8,811	$9,545
Less: Branded postpaid mobile broadband revenues	(182)	(193)	(193)	(205)	(225)	(255)	(375)	(480)
Branded postpaid phone service revenues	$4,120	$4,316	$4,454	$4,475	$4,500	$4,565	$8,436	$9,065
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	29,720	30,537	30,836	30,842	31,564	32,372	30,128	31,968
Branded postpaid phone ARPU	$46.21	$47.11	$48.15	$48.37	$47.53	$47.01	$46.67	$47.26

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725	$4,820	$8,811	$9,545
EIP billings	1,324	1,344	1,394	1,370	1,402	1,402	2,668	2,804
Lease revenues	342	367	353	354	324	234	709	558
Total billings for branded postpaid customers	$5,968	$6,220	$6,394	$6,404	$6,451	$6,456	$12,188	$12,907
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	32,140	33,125	33,632	33,839	34,740	35,636	32,633	35,188
Branded postpaid ABPU	$61.90	$62.59	$63.38	$63.08	$61.89	$60.40	$62.25	$61.14

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,025	$2,119	$2,182	$2,227	$2,299	$2,334	$4,144	$4,633
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	17,962	18,662	19,134	19,431	19,889	20,131	18,312	20,010
Branded prepaid ARPU	$37.58	$37.86	$38.01	$38.20	$38.53	$38.65	$37.72	$38.59
Average Revenue Per User (ARPU) - Average monthly service revenues earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenues earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's postpaid customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com